Exhibit 10.13
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE IS MADE AND ENTERED INTO THIS 12TH DAY OF MAY 2005, BY AND BETWEEN GEORGE V. CASEY & ELLEN M. CASEY, TRUSTEES OF THE CASEY FAMILY TRUST DATED JUNE 22, 1998 (“LESSOR”) AND ADVENTRX PHARMACEUTICALS, INC., A DELAWARE CORPORATION (“LESSEE”)
RECITALS
WHEREAS, on June 3, 2004, George V. Casey & Ellen M. Casey (“Lessor”) and Adventrx Pharmaceuticals, Inc. (“Lessee”), entered into that certain lease agreement (“Lease”) for leased premises consisting of approximately 8,865 rentable square feet (“rsf”) on the first floor of that certain office building (“Building”) located at 3725 Mesa Ridge Road, Suite 100, San Diego, California, 92121; and
WHEREAS, Lessor wishes to provide for an increase in the area of the Existing Premises, by adding thereto the area known as 6275 Mesa Ridge Road, Suite 102, consisting of approximately 3,173 rsf (the “Expansion Premises”) as depicted on the attached Exhibit A. The entire area of Premises occupied by Lessee shall now contain approximately 12,038 rsf.
WHEREAS, the lease for the Existing Premises is scheduled to expire on August 31, 2009 (the “Existing Premises Lease Expiration Date”).
NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, Lessor and Lessee agree as follows:
1. COMMENCEMENT DATE AND DELIVERY OF THE EXPANSION PREMISES. The Commencement Date for the Expansion Premises (“Expansion Premise Commencement Date”) shall be June 15, 2005. Delivery of the Premises shall refer only to that portion of the Premises known a 6725 Mesa Ridge Road, Suite 102. The estimated Delivery of the Expansion Premises (the “Expansion Premises Delivery Date”) shall be the date on which Lessor delivers the Premises to Lessee, subject to the terms and conditions of Sections 3.2 and 3.3 (Early Possession and Delay in Possession), and shall occur upon: a) full execution of this First Amendment; b) delivery of a check in the amount of $7,833.28 for Initial Monthly Base Rent (June 15 – June 30, 2005) and Security Deposit for the Expansion Premises; and c) evidence of liability insurance coverage for the Expansion Premises. Such Early Possession shall be subject to all provisions of the Lease excluding payment of Monthly Base Rent for such period (however not Lessee’s share of Operating Expenses).
2. EXPANSION PREMISES. Lessor leases to Lessee and Lessee hires from Lessor for a term beginning on the Expansion Premises Commencement Date and ending on August 31, 2009, the Expansion Premises on all of the terms and conditions of the Lease; provided, however, that monthly Base Rent for the entire Premises shall be as set forth in Paragraph 3 below.
          The following table confirms the area of the Premises:

Area of Premises	RSF
Existing Premises – 6725 Mesa Ridge Road, Suite 100	8,865
Expansion Premises – 6725 Mesa Ridge Road, Suite 102	3,173
Total Rentable Square Feet	12,038
3.	MONTHLY BASE RENT. The flowing table sets forth the revised schedule of the monthly Base Rent (net of utilities and Operating Expenses) payable for both the Exhibiting Premises and the Expansion Premises:

Month of Term	No. of
	Months	Existing	Expansion	Total Monthly
	Payable	Premises	Premises	Base Rent
June 1, 2005 – June 31, 2005	1	$14,627.25	$2,459.08	$17,086.33
June 1, 2005 – August 31, 2005	2	$14,627.25	$4,918.15	$19,545.40
Sept 1, 2005 – August 31, 2006	12	$15,066.08	$4,918.15	$19,984.23
Sept 1, 2006 – August 31, 2007	12	$15,518.05	$5,065.70	$20,583.75
Sept 1, 2007 – August 31, 2008	12	$15,983.60	$5,217.67	$21,201.27
Sept 1, 2008 – August 31, 2009	12	$16,463.10	$5,374.20	$21,837.30

4. TENANT IMPROVEMENTS. Prior to September 1, 2005, Lessee shall cause nonstructural, permanent improvements to be made to the interior of the Premises, using building standard materials, such as painting, carpet cleaning and the installation of ceiling tiles and voice and data cabling (“the “Improvements”), which Improvements shall be performed in a good and workmanlike manner. Provided Lessee is not in default under this Lease, Lessor shall reimburse Lessee up to %5,000 for the cost of such Improvements. The Improvements shall not include any partitions or other personal property of Lessee. The cost of the Improvements shall be the reasonable charges of third parties, unrelated to Lessee, for the construction of the Improvements.
          Not more often than once each calendar month and upon (i) receipt of copies of invoices paid by Lessee for the Upgrades and Improvements, along with appropriate mechanics lien waivers for said invoices and (ii) Lessor’s approval of the Upgrades and Improvements constructed thus far, Lessor shall pay Lessee ninety percent (90%) of the total of said invoices. After October 15, 2005, provided Lessor has (i) received copies of invoices paid by Lessee totaling $5,000 for the Improvements, along with appropriate mechanics lien waivers for said invoices and (ii) all Upgrades and Improvements have been complete to Lessor’s reasonable satisfaction, Lessor shall pay Lessee the remaining ten percent (10%) of such invoices if no mechanic’s lien or stop notice claims have been made in connection with the Upgrades or Improvements. The forgoing notwithstanding, nothing herein shall require Lessor to pay more than $5,000 for the cost of the Improvements. Any cost of the Upgrades or Improvements in excess of those amounts shall be paid by Lessee.
          All plans and contracts for the Upgrades and Improvements and the contractor(s) selected to constructed the Upgrades and Improvements shall be subject to Lessor’s prior approval, which approval will not be unreasonably withheld.
5. OPERATING EXPENSES AND OTHER AREA DEPENDENT TERMS. On the Effective Date, Lessee’s Share of Operating Expenses (as such term is defined in Section 1.6 of the Lease) shall be increased by 9.77% for a total of 37.29% Lessee shall continue to pay Lessee’s Share of Operating Expenses as set forth in Section 4.2 of the Lease.
6. PARKING. As a result of the addition of the Expansion Premises, on the Expansion Premises Commencement Date, Lessee’s parking spaces shall be increased by twelve (12) spaces to a total of forty-two (42) parking spaces. All parking shall be on a non-reserved basis.
7. SECURITY DEPOSIT. As a result of the addition of the Expansion Premise, concurrent with Lessee’s execution and delivery of this First Amendment to Lessor, Lessee shall deposit with Lessor an additional amount of $5,374.20 as an increase in the Security Deposit, with a new total of $54,763.50, to be held by Lessor.
No Waiver: Lessor’s agreement to this Amendment is specifically conditioned upon the agreement of Lessee that by entering into this Agreement, Lessor shall not charge, relinquish or waive any of the Lessor’s rights under the Lease, except as specifically stated herein. Lessee hereby agrees that no act or omission of Lessor as of the date hereof, including, but no limited to Lessor’s agreement to the Amendment, constitutes or has resulted in a waiver of any or Lessor’s rights or a breach of Lessor’s duties under the Lease.
ALL OF THE OTHER TERMS AND CONDITIONS OF THE ABOVE DESCRIBED LEASE SHALL REMAIN IN FULL FORCE AND EFFECT EXCEPT AS MAY BE MODIFED HEREIN.
LESSOR: GEORGE V. CASEY & ELLEN M. CASEY, TRUSTEES OF THE CASEY FAMILY TRUST DATED JUNE 22, 1998

By:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

Date:	6/1/05

LESSEE: ADVENTRX PHARMACEUTICALS, INC, A DELAWARE CORPORATION

By:	[ILLEGIBLE]	By:	[ILLEGIBLE]

Title:	[ILLEGIBLE]	Title:	[ILLEGIBLE]

Date:	5/26/05	Date:	6/1/05

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